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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
               under Section 12(g) of the Securities Exchange Act
                  of 1934 or Suspension of Duty to File Reports
                  Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                                                  Commission File Number 0-11359

                                 LARCAN-TTC INC.
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             (Exact name of registrant as specified in its charter)

               650 South Taylor Avenue, Louisville, Colorado 80027
                                 (303) 665-8000
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 132(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4 (a) (1) (i)    [X]          Rule 12h-3 (b) (1) (ii)   [ ]
  Rule 12g-4 (a) (1) (ii)   [ ]          Rule 12h-3 (b) (2) (i)    [ ]
  Rule 12g-4 (a) (2) (i)    [ ]          Rule 12h-3 (b) (2) (ii)   [ ]
  Rule 12g-4 (a) (2) (ii)   [ ]          Rule 15d-6                [ ]
  Rule 12h-3 (b) (1) (i)    [ ]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934 Larcan-TTC Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     DATE:  March 17, 1998               By:  /s/ James D. Adamson
                                              ---------------------------------
                                              Name:  James D. Adamson
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                                              Title: Vice President
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